Exhibit 21.1

SUBSIDIARIES OF JMP GROUP LLC

Name	Jurisdiction of Incorporation or Organization
JMP Group Inc.	Delaware
JMP Investment Holdings LLC	Delaware
JMP Holding LLC	Delaware
JMP Securities LLC	Delaware
Harvest Capital Strategies LLC	Delaware
JMP Capital LLC	Delaware
HCAP Advisors LLC	Delaware
JMP Asset Management LLC	Delaware
JMP Asset Management Inc.	Delaware
Harvest Capital Strategies Holdings LLC	Delaware
Harvest Agriculture Select GP LLC	Delaware
HCS Strategic Investments LLC	Delaware
Harvest Growth Capital Manager LLC	Delaware
JMP Realty I LLC	Delaware
JMP Realty II LLC	Delaware
JMP Capital Managing Member LLC	Delaware